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                                                                     EXHIBIT 5.1

                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                         1333 New Hampshire Avenue, N.W.

                                    Suite 400

                             Washington, D.C. 20036
                                 (202) 887-4000

                               Fax (202) 887-4288

                   Writer's Direct Dial Number (202) 887-4462

                                December 9, 1999

Xceed, Inc.
488 Madison Avenue
3rd Floor

New York, New York 10022

Ladies and Gentlemen:

         We have acted as counsel to Xceed, Inc., a Delaware corporation (the "Company"), in connection with the registration of 1,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, pursuant to the registration statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended. The Registration Statement relates to the shares of Common Stock issuable to Scott Mednick pursuant to the Employment Agreement dated July 17, 1998, between the Company and Mr. Mednick (the "Employment Agreement"), and the related Stock Option Agreement dated September 1, 1998, between the Company and Mr. Mednick (the "Stock Option Agreement").

         In our opinion, the Common Stock to be registered under the Registration Statement has been duly authorized for issuance by the Company, and upon issuance and delivery in accordance with the Employment Agreement and Stock Option Agreement, the Common Stock will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.